Final

AWARD NOTICE
AND
PERFORMANCE SHARE UNIT AGREEMENT

HILTON 2017 OMNIBUS INCENTIVE PLAN

The Participant has been granted Performance Shares with the terms set forth in this Award Notice, and subject to the terms and conditions of the Plan and the Performance Share Agreement (including the appendices attached thereto) to which this Award Notice is attached. Capitalized terms used and not defined in this Award Notice will have the meanings set forth in the Performance Share Agreement and the Plan.

Participant Name	Number of Performance Shares Granted (Free Cash Flow Per Share CAGR Performance Condition)	Performance Period	Date of Grant
Participant_Name	Number_of_Shares Performance Shares	January 1, 2018 to December 31, 2020	Grant_Date

1.	Performance Conditions:
(a)    The extent to which the Performance Conditions are satisfied and the number of Performance Shares which become vested shall be calculated with respect to each Performance Component identified below. All determinations with respect to Free Cash Flow Per Share CAGR and EBITDA CAGR shall be made by the Committee in its sole discretion and the applicable Performance Conditions shall not be achieved and the Performance Shares shall not vest until the Committee certifies the extent to which such Performance Conditions have been met.
(b)    Free Cash Flow Per Share CAGR. The total number of Performance Shares which become vested based on the achievement of Free Cash Flow Per Share CAGR performance levels shall be equal to (x) the total number of Performance Shares specified above with respect to Free Cash Flow Per Share CAGR multiplied by (y) the Achievement Percentage determined as follows, and rounded down to the nearest whole Share:

Level of Achievement	Free Cash Flow Per Share CAGR	Percentage of Award Earned
Below Threshold	[•]	0%
Threshold	[•]%	50%
Target	[•]%	100%
Maximum	[•]% and above	200%

(c)    EBITDA CAGR. The total number of Performance Shares which become vested based on the achievement of EBITDA CAGR performance levels shall be equal to (x) the total number of Performance Shares specified above with respect to EBITDA CAGR multiplied by (y) the Achievement Percentage determined as follows, and rounded down to the nearest whole Share:

Level of Achievement	EBITDA CAGR	Percentage of Award Earned
Below Threshold	Less than [•]%	0%
Threshold	[•]%	50%
Target	[•]%	100%
Maximum	[•]% and above	200%

2.	Definitions. For the purposes of this Award Notice:
(a)    “Achievement Percentage” means the “Percentage of Award Earned” specified with respect to the below threshold, threshold, target, and maximum levels for each Performance Component, or a percentage determined using linear interpolation if actual performance falls between threshold and target, or between target and maximum levels (and rounded to the nearest whole percentage point and, if equally between two percentage points, rounded up). In the event that actual performance does not meet the threshold level for any Performance Component, the “Achievement Percentage” with respect to such Performance Component shall be zero.
(b)    “Adjusted EBITDA” means the Company’s earnings before interest expense, taxes and depreciation and amortization and further adjusted to exclude gains, losses and expenses in connection with (i) asset dispositions for both consolidated and unconsolidated investments; (ii) foreign currency transactions; (iii) debt restructurings/retirements; (iv) non-cash impairment losses; (v) furniture, fixtures and equipment replacement reserves required under hotel lease agreements; (vi) reorganization costs; (vii) share-based compensation expenses; (viii) severance, relocation, restructuring and litigation expenses; (ix) amortization of contract acquisition costs; (x) reimbursable costs included in other revenues and expenses from managed and franchised properties; and (xi) non-recurring, non-operating gains or losses recognized as expenses for GAAP purposes.
(c)    “EBITDA CAGR” means compound annual growth rate at which Adjusted EBITDA for the final four fully completed fiscal quarters of the Performance Period (“LTM EBITDA”) would have grown relative to the Adjusted EBITDA for the 2017 fiscal year (“2017 EBITDA”) assuming a steady growth rate, as is calculated at the end of the Performance Period using the following formula:
((LTM EBITDA/2017 EBITDA)(Time Period) ) – 1,

where “Time Period” means a fraction, with a numerator of 4 and a denominator equal to the number of full fiscal quarters completed during the Performance Period.

(d)    “Free Cash Flow Per Share” is calculated as (i) net cash provided by (used in) operating activities reported in accordance with GAAP, less (ii) capital expenditures as disclosed by the Company in reports filed with or furnished to the SEC, less (iii) the value of the cash received for loyalty program advanced point sales (“loyalty point sales”) in excess of the contractual value of the points transferred to the loyalty program partner during the year in which cash is received in exchange for points sold, plus (iv) costs and expenses, including tax payments, relating to asset purchases and disposals, including the spin-offs of Park and HGV, plus (v) in a year when a loyalty program advanced point sale is executed or pre-sold points are consumed, the value of the cash that would have been received from the loyalty program partner under the contractual terms of the loyalty point sale for transfers of points without giving effect to the loyalty program advanced point sale; with the sum of (i)-(v) divided by (vi) the reported diluted weighted number of Shares outstanding for the last calendar year being measured.
(e)    “Free Cash Flow Per Share CAGR” means compound annual growth rate at which Free Cash Flow Per Share for the final four fully completed fiscal quarters of the Performance Period (“Achieved FCF Per Share”) grew relative to the Free Cash Flow Per Share for the 2017 fiscal year (“2017 FCF Per Share”) assuming a steady growth rate, as is calculated at the end of the Performance Period using the following formula:
((Achieved FCF Per Share/2017 FCF Per Share)(Time Period) ) – 1,

where “Time Period” means a fraction, with a numerator of 4 and a denominator equal to the number of full fiscal quarters completed during the Performance Period.

(f)     “Performance Components” means the performance criteria applicable to an Award, as set forth on the Award Notice.

PERFORMANCE SHARE UNIT AGREEMENT

HILTON 2017 OMNIBUS INCENTIVE PLAN

This Performance Share Agreement, effective as of the Date of Grant (as defined below), is between Hilton Worldwide Holdings Inc., a Delaware corporation (the “Company”), and the individual listed in the Award Notice as the “Participant.” Capitalized terms have the meaning set forth in Section 1, or, if not otherwise defined herein, in the Hilton 2017 Omnibus Incentive Plan (as it may be amended, the “Plan”).

1.	Definitions. The following terms have the following meanings for purposes of this Agreement:
(a)    “Agreement” means this Performance Share Agreement including (unless the context otherwise requires) the Award Notice, Appendix A, and the appendices for non-U.S. Participants attached hereto as Appendix B and Appendix C.
(b)     “Award Notice” means the notice to the Participant.
(c)    “Date of Grant” means the “Date of Grant” listed in the Award Notice.
(d)    “Officer” means “officer” as defined under Rule 16a-1(f) of the Exchange Act
(e)    “Participant” means the “Participant” listed in the Award Notice.
(f)    “Performance Conditions” means the performance conditions set forth in the Award Notice.
(g)    “Performance Period” means the performance period set forth in the Award Notice.
(h)    “Performance Shares” means that number of performance-vesting restricted stock units listed in the Award Notice as “Performance Shares Granted” or such number of performance-vesting restricted stock units as adjusted in accordance with Section 12 of the Agreement.
(i)    “Restrictive Covenant Violation” means the Participant’s breach of the Restrictive Covenants listed on Appendix A or any covenant regarding confidentiality, competitive activity, solicitation of the Company’s vendors, suppliers, customers, or employees, or any similar provision applicable to or agreed to by the Participant.
(j)    “Retirement” means a termination of the Participant’s employment with the Company Group for any reason, whether by the Participant or by the Company Group, following the date on which (i) the Participant attained the age of 55 years old, and (ii) the number of completed years of the Participant’s continuous employment with the Company Group is at least 10; provided, however, that a termination of the Participant’s employment (w) by the Company Group for Cause, (x) by the Company Group, or the Participant, in either case, while grounds for Cause exist, (y) due to the Participant’s death, or (z) due to or during the Participant’s Disability, in each case, will not constitute a Retirement for the purposes of this Agreement, regardless of whether such termination occurs following the date on which the age and service requirements set forth in clauses (i) and (ii) have been satisfied.
(k)     “Shares” means a number of shares of Common Stock equal to the number of Performance Shares.
2.    Grant of Performance Shares. The Company hereby grants, on the Date of Grant, the Performance Shares to the Participant, each of which represents the right to receive one Share upon vesting of such Performance Share, subject to and in accordance with the terms, conditions and restrictions set forth in the Plan, the Award Notice, and this Agreement. The Performance Shares will vest in accordance with the vesting conditions set forth on the Award Notice.
3.    Performance Share Account. The Company will cause an account (the “Performance Share Account”) to be established and maintained on the books of the Company to record the number of Performance Shares credited to the Participant under the terms of this Agreement. The Participant’s interest in the Performance Share Account will be that of a general, unsecured creditor of the Company. Upon issuance of the Shares to the Participant as provided in Section 4 below, the corresponding number of Shares credited to the Participant’s Performance Share Account will be eliminated.
4.    Vesting; Settlement. As promptly as practicable (and, in no event more than 2.5 months) following the last day of the Performance Period, the Committee will determine whether the Performance Conditions have been satisfied (the date of such determination, the “Determination Date”), and any Performance Shares with respect to which the Performance Conditions have been satisfied will become vested effective as of the last day of the Performance Period. Following the Determination Date (and, in no event more than 2.5 months following the last day of the Performance Period), the Company will deliver to the Participant one Share for each vested Performance Share (as adjusted under the Plan), pursuant to Section 13 below, and such vested Performance Share will be cancelled upon such delivery. Any Performance Share which does not become vested effective as of the last day of the Performance Period will be cancelled and forfeited without consideration or any further action by the Participant or the Company. In the event of an equity restructuring, the Committee will adjust any Performance Condition to the extent it is affected by such restructuring in order to preserve (without enlarging) the likelihood that such Performance Condition will be satisfied. The manner of such adjustment will be determined by the Committee in its sole discretion. For this purpose, “equity restructuring” means an “equity restructuring” as defined in Financial Accounting Standards Board Accounting Standards Codification 718-10 (formerly Statement of Financial Accounting Standards 123R).

5.	Termination of Employment.

(a)    Subject to Section 5(b) or Section 5(c) below, in the event that the Participant’s employment with the Company Group terminates for any reason, any unvested Performance Shares will be forfeited and all of the Participant’s rights under this Agreement will cease as of the effective date of Termination (the “Termination Date”) (unless otherwise provided for by the Committee in accordance with the Plan).
(b)    In the event the Participant’s employment with the Company Group is terminated by the Company Group due to or during the Participant’s Disability or due to the Participant’s death, a pro-rated number of the Performance Shares will become vested (irrespective of performance) based on the number of days between January 1, 2018 and the Termination Date (inclusive) relative to the number 1,095.
(c)    In the event the Participant’s employment with the Company Group is terminated as a result of the Participant’s Retirement after the date that is six months after the Date of Grant, a pro-rated number of the Performance Shares will remain outstanding and eligible to vest, notwithstanding such termination of employment, based on (and to the extent) the Committee’s determination that the Performance Conditions have been satisfied on the Determination Date, in accordance with the schedule set forth in the Award Notice so long as no Restrictive Covenant Violation occurs (as determined by the Committee, or its designee, in its sole discretion) prior to the Determination Date, with such pro-ration based on the number of days between January 1, 2018 and the Termination Date (inclusive) relative to the number 1,095. As a pre-condition to the Participant’s right to continued vesting following Retirement, the Committee or its designee, may require the Participant to certify in writing prior to the applicable vesting date that no Restrictive Covenant Violation has occurred.
(d)    If the Participant’s employment with the Company Group terminates for any reason after the last day of the Performance Period and before the Determination Date (other than a termination by the Company Group for Cause or by the Participant while grounds for Cause exist), and no Restrictive Covenant Violation occurs prior to the Determination Date, then all Performance Shares will remain outstanding and eligible to vest based on (and to the extent) the Committee determines that the Performance Conditions have been satisfied on the Determination Date.
(e)    The Participant’s rights with respect to the Performance Shares will not be affected by any change in the nature of the Participant’s employment so long as the Participant continues to be an employee of the Company Group. Whether (and the circumstances under which) employment has terminated and the determination of the Termination Date for the purposes of this Agreement will be determined by the Committee (or, with respect to any Participant who is not a director or Officer, its designee, whose good faith determination will be final, binding and conclusive; provided, that such designee may not make any such determination with respect to the designee’s own employment for purposes of the Performance Shares).

6.	Effect of a Change in Control.

(a)    Adjustment to Number and Vesting Terms of Performance Shares. Subject to Section 13 of the Plan, in the event of a Change in Control during the Participant’s employment or while any Performance Shares remain outstanding and eligible to vest, and prior to the completion of the Performance Period, the number of Performance Shares eligible to vest under this Agreement will be determined as of the date of the Change in Control (such resulting award, the “Adjusted Award”), with the number of Performance Shares either (x) determined based on actual performance through the most recently completed fiscal quarter, measured against performance levels using only the number of fiscal quarters completed prior to the date of such Change in Control, or (y) determined by the Committee in its good faith discretion. The Performance Shares outstanding under the Adjusted Award will remain outstanding and eligible to vest on the last day of the Performance Period, subject to the Participant’s continued employment through such date (or if the Participant’s Retirement in accordance with Section 5(c) occurred prior to the Change in Control, subject to the Participant’s continued satisfaction of Section 5(c)), and will thereafter be settled and the respective Shares issued to the Participant in accordance with Section 13.
(b)    Certain Terminations Following a Change in Control. Notwithstanding anything herein to the contrary, if the Participant’s employment with the Company Group is terminated by the Company Group without Cause, due to or during the Participant’s Disability, or due to the Participant’s death during the 12-month period immediately following a Change in Control, the Performance Shares subject to the Adjusted Award will become immediately vested as of the Termination Date, and will thereafter be settled and the respective Shares issued to the Participant in accordance with Section 13.
7.    Dividends. Each Performance Share will accrue dividend equivalent payments in accordance with Section 9(d)(ii) of the Plan and any such accrued dividend equivalent payments will be paid at the same time the underlying Performance Shares are settled, and in no event on any date prior thereto. If the underlying Performance Shares are forfeited, the Participant will have no right to any such dividend equivalent payments.
8.    Restrictions on Transfer. The Participant may not assign, sell or otherwise transfer the Performance Shares or the Participant’s right under the Performance Shares to receive Shares, other than in accordance with Section 15(b) of the Plan.
9.    Repayment of Proceeds; Clawback Policy. The Performance Shares, any dividend equivalent payments, and all Shares received in respect of the Performance Shares and all proceeds related to the Performance Shares are subject to the clawback and repayment terms set forth in Sections 15(v) and 15(w) of the Plan and the Company’s Clawback Policy, as in effect from time to time, to the extent the Participant is a director or Officer. In addition, if any member of the Company Group terminates the Participant’s employment for Cause or discovers after Termination that grounds existed for a Termination for Cause at the time thereof, then the Participant will be required, in addition to any other remedy available (on a non-exclusive basis), to pay the Company, within 10 (ten) business days of the Company’s request, the aggregate after-tax proceeds the Participant received in respect of the Performance Shares and any Shares issued in respect thereof. Any reference in this Agreement to grounds existing for a termination of employment with Cause will be determined without regard to any notice period, cure period, or other procedural delay or event required prior to finding of or termination with, Cause.
10.    No Right to Continued Employment. Neither the Plan nor this Agreement nor the Participant’s receipt of the Performance Shares hereunder will impose any obligation on the Company Group to continue the employment or engagement of the Participant. Further, the Company Group may at any time terminate the employment or engagement of the Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein.
11.    No Rights as a Stockholder. The Participant’s interest in the Performance Shares will not entitle the Participant to any rights as a stockholder of the Company. The Participant will not be deemed to be the holder of, or have any of the rights and privileges of a stockholder of the Company in respect of, the Shares unless and until such Shares have been issued to the Participant in accordance with Section 13.
12.    Adjustments Upon Change in Capitalization. The terms of this Agreement, including the Performance Shares, the Participant’s Performance Share Account, any dividend equivalent payments accrued pursuant to Section 7, and/or the Shares, will be subject to adjustment in accordance with Section 13 of the Plan. This paragraph will also apply with respect to any extraordinary dividend or other extraordinary distribution in respect of the Common Stock (whether in the form of cash or other property).

13.	Issuance of Shares; Tax Withholding.
(a)    The Company will, as soon as reasonably practicable following the applicable vesting date (and in any event within 2.5 months of the vesting date), issue the Share underlying such vested Performance Share to the Participant, free and clear of all restrictions. In connection with the settlement of any Performance Shares, the Company will withhold a number of Shares in the amount necessary to satisfy applicable U.S. and non-U.S. Federal, state, or local tax or other withholding requirements, if any (“Withholding Taxes”) in accordance with Section 15(d) of the Plan (or, if the Participant is subject to Section 16 of the Exchange Act at such time, such amount which would not result in adverse consequences under GAAP), unless otherwise agreed to in writing by the Participant and the Company. To the extent any Withholding Taxes may become due prior to the settlement of any Performance Shares, the Committee may accelerate the vesting of a number of Performance Shares equal in value to the Withholding Taxes, the Shares delivered in settlement of such Performance Shares will be delivered to the Company, and the number of Performance Shares so accelerated will reduce the number of Performance Shares which would otherwise become vested on the applicable vesting date. The number of Performance Shares or Shares equal to the Withholding Taxes will be determined using the closing price per Share on the New York Stock Exchange (or other principal exchange on which the Shares then trade) on the date of determination, and will be rounded up to the nearest whole Performance Share or Share.
(b)    The Company will pay any costs incurred in connection with issuing the Shares. Upon the issuance of the Shares to the Participant, the Participant’s Performance Share Account will be eliminated. Notwithstanding anything in this Agreement to the contrary, the Company will have no obligation to issue or transfer the Shares as contemplated by this Agreement unless and until such issuance or transfer complies with all relevant provisions of law and the requirements of any stock exchange on which the Company’s shares are listed for trading.
14.    Award Subject to Plan. The Performance Shares granted hereunder are subject to the Plan and the terms of the Plan are hereby incorporated into this Agreement. By accepting the Performance Shares, the Participant acknowledges that the Participant has received and read the Plan and agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, this Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan. In the event of a conflict between any term or provision of the Agreement and a term or provision of the Plan, the terms of the Plan will govern and prevail.
15.    Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement will not be affected by such holding and will continue in full force in accordance with their terms.
16.    Governing Law; Venue; Language. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. Any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference), or any judgment entered by any court in respect of any thereof, will be brought in any court of competent jurisdiction in the State of New York or the State of Delaware, and each of the Participant, the Company, and any transferees who hold Performance Shares pursuant to a valid assignment, hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment. Each of the Participant, the Company, and any transferees who hold Performance Shares pursuant to a valid assignment hereby irrevocably waives (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware or the State of New York, (b) any claim that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum and (c) any right to a jury trial. If the Participant has received a copy of this Agreement (or the Plan or any other document related hereto or thereto) translated into a language other than English, such translated copy is qualified in its entirety by reference to the English version thereof, and in the event of any conflict the English version will govern. The Participant acknowledges that the Participant is sufficiently proficient in English to understand the terms and conditions of this Agreement.
17.    Successors in Interest. Any successor to the Company will have the benefits of the Company under, and be entitled to enforce, this Agreement. Likewise, the Participant’s legal representative will have the benefits of the Participant under, and be entitled to enforce, this Agreement. All obligations imposed upon the Participant and all rights granted to the Company under this Agreement will be final, binding and conclusive upon the Participant’s heirs, executors, administrators and successors.

18.	Data Privacy Acknowledgement.

(a)    General. The Participant hereby explicitly and unambiguously acknowledges and agrees to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Performance Share grant materials by and among, as applicable, the Participant’s employer or contracting party (the “Employer”) and the Company for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, e-mail address, and telephone number, work location and phone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, hire date, any shares of stock or directorships held in the Company, details of all awards or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Participant’s participation in the Plan (“Personal Data”).
(b)    Use of Personal Data; Retention. The Participant understands that Personal Data may be transferred to Fidelity Stock Plan Services or any other third parties assisting in the implementation, administration and management of the Plan, now or in the future, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Personal Data by contacting the Participant’s local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative.
(c)    Withdrawal of Consent. The Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s employment status or service with the Employer will not be affected; the only consequence of the Participant’s refusing or withdrawing the Participant’s consent is that the Company would not be able to grant Performance Shares or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.
19.    Restrictive Covenants. The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company Group, that the Participant will be allowed access to confidential and proprietary information (including but not limited to trade secrets) about those businesses, as well as access to the prospective and actual customers, suppliers, investors, clients and partners involved in those businesses, and the goodwill associated with the Company Group. Participant accordingly agrees to the provisions of Appendix A to this Agreement (the “Restrictive Covenants”). For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants or agreements between the Participant and any member of the Company Group.
20.    Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By accepting this Agreement and the grant of the Performance Shares contemplated hereunder, the Participant expressly acknowledges that (a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be suspended or terminated by the Company at any time, to the extent permitted by the Plan; (b) the grant of Performance Shares is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Shares, or benefits in lieu of Performance Shares, even if Performance Shares have been granted in the past; (c) all determinations with respect to future grants of Performance Shares, if any, including the grant date, the number of Shares granted and the applicable vesting terms, will be at the sole discretion of the Company; (d) the Participant’s participation in the Plan is voluntary and not a condition of employment, and the Participant may decline to accept the Performance Shares without adverse consequences to the Participant’s continued employment with the Company Group; (e) the value of the Performance Shares is an extraordinary item that is outside the scope of the Participant’s employment contract, if any, and nothing can or must automatically be inferred from such employment contract or its consequences; (f) grants of Performance Shares, and the income from and value of same, are not part of normal or expected compensation for any purpose and are not to be used for calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, the Participant waives any claim on such basis, and for the avoidance of doubt, the Performance Shares will not constitute an “acquired right” under the applicable law of any jurisdiction; and (g) the future value of the underlying Shares is unknown and cannot be predicted with certainty. In addition, the Participant understands, acknowledges and agrees that the Participant will have no rights to compensation or damages related to Performance Share proceeds in consequence of the termination of the Participant’s employment for any reason whatsoever and whether or not in breach of contract.

21.    Award Administrator. The Company may from time to time designate a third party (an “Award Administrator”) to assist the Company in the implementation, administration and management of the Plan and any Performance Shares granted thereunder, including by sending award notices on behalf of the Company to Participants, and by facilitating through electronic means acceptance of Performance Share Agreements by Participants.

22.	Section 409A of the Code.

(a)    This Agreement is intended to comply with the provisions of Section 409A of the Code and the regulations promulgated thereunder. Without limiting the foregoing, the Committee will have the right to amend the terms and conditions of this Agreement in any respect as may be necessary or appropriate to comply with Section 409A of the Code or any regulations promulgated thereunder, including without limitation by delaying the issuance of the Shares contemplated hereunder.
(b)    Notwithstanding any other provision of this Agreement to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A of the Code and is subject to U.S. federal income tax, no payments in respect of any Performance Share that is “deferred compensation” subject to Section 409A of the Code and which would otherwise be payable upon the Participant’s “separation from service” (as defined in Section 409A of the Code) will be made to such Participant prior to the date that is six months after the date of the Participant’s “separation from service” or, if earlier, the Participant’s date of death. Following any applicable six month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day. The Participant is solely responsible and liable for the satisfaction of all taxes and penalties under Section 409A of the Code that may be imposed on or in respect of the Participant in connection with this Agreement, and the Company will not be liable to any Participant for any payment made under this Plan that is determined to result in an additional tax, penalty or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code. Each payment in a series of payments hereunder will be deemed to be a separate payment for purposes of Section 409A of the Code.
23.    Book Entry Delivery of Shares. Whenever reference in this Agreement is made to the issuance or delivery of certificates representing one or more Shares, the Company may elect to issue or deliver such Shares in book entry form in lieu of certificates.
24.    Electronic Delivery and Acceptance. This Agreement may be executed electronically and in counterparts. The Company currently delivers documents related to the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line system established and maintained by the Company or a third party designated by the Company.
25.    Acceptance and Agreement by the Participant; Forfeiture upon Failure to Accept. By accepting the Performance Shares (including through electronic means), the Participant agrees to be bound by the terms, conditions, and restrictions set forth in the Plan, this Agreement, and the Company’s policies, as in effect from time to time, relating to the Plan. The Participant’s rights under the Performance Shares will lapse ninety (90) days from the Date of Grant, and the Performance Shares will be forfeited on such date if the Participant will not have accepted this Agreement by such date. For the avoidance of doubt, the Participant's failure to accept this Agreement will not affect the Participant’s continuing obligations under any other agreement between the Company and the Participant.
26.    No Advice Regarding Grant. Notwithstanding anything herein to the contrary, the Participant acknowledges and agrees that the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant's participation in the Plan, or the Participant's acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
27.    Appendices For Non-U.S. Participants. Notwithstanding any provisions in this Agreement, Participants residing and/or working outside the United States will be subject to the Terms and Conditions for Non-U.S. Participants attached hereto as Appendix B and to any Country-Specific Terms and Conditions for the Participant's country attached hereto as Appendix C. If the Participant relocates from the United States to another country, the Terms and Conditions for Non-U.S. Participants and the applicable Country-Specific Terms and Conditions will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Moreover, if the Participant relocates between any of the countries included in the Country-Specific Terms and Conditions, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Terms and Conditions for Non-U.S. Participants and the Country-Specific Terms and Conditions constitute part of this Agreement.
28.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant's participation in the Plan, on the Performance Shares and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
29.    Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other participant in the Plan.
[Signatures follow]

HILTON WORLDWIDE HOLDINGS INC.

By:	/s/ Christopher J. Nassetta
Christopher J. Nassetta
President and Chief Executive Officer

By:	/s/ Matthew Schuyler
Matthew Schuyler
Executive Vice President and Chief Human Resources Officer

Acknowledged and Agreed
as of the date first written above:

Participant ES
______________________________
Participant Signature

APPENDIX A
Restrictive Covenants

1.	Non-Competition; Non-Solicitation.
(a)    Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company Group and accordingly agrees as follows:
(i)    (i)    During Participant’s employment with the Company Group (the “Employment Term”) and for a period that ends on the later of (A) the first anniversary of the Termination Date or (B) the last date any portion of the Award granted under this Agreement is eligible to vest if Participant ceases to be employed by the Company Group as a result of the Participant’s Retirement (such period, the “Restricted Period”), Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with the Restricted Group in the Business, the business of any then current or prospective client or customer with whom Participant (or Participant’s direct reports) had personal contact or dealings on behalf of any member of the Company Group during the one-year period preceding the Termination Date.
(ii)    During the Restricted Period, Participant will not directly or indirectly:
(A)    engage in the Business providing services in the nature of the services Participant provided to any member of the Company Group at any time in the one year prior to the Termination Date, for a Competitor;
(B)    enter the employ of, or render any services to, a Competitor, except where such employment or services do not relate in any manner to the Business;
(C)    acquire a financial interest in, or otherwise become actively involved with, a Competitor, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or
(D)    intentionally and adversely interfere with, or attempt to adversely interfere with, business relationships between the members of the Restricted Group and any of their clients, customers, suppliers, partners, members or investors.
(iii)    Notwithstanding anything to the contrary in this Appendix A, Participant may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Business (including, without limitation, a Competitor) which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Participant (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 2% or more of any class of securities of such Person.
(iv)    During the Restricted Period, Participant will not, whether on Participant’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:
(A)    solicit or encourage any executive-level employee of the Restricted Group, with whom Participant has had material business contact during the Employment Term or, if no longer an employee, in the one year period prior to the Termination Date, to leave the employment of the Restricted Group to become affiliated in any respect with a Competitor or otherwise be engaged in the Business; or
(B)    hire any executive-level employee to become affiliated in any respect with a Competitor or otherwise be engaged in the Business (1) who (x) was employed by the Restricted Group as of the Termination Date or (y) left the employment of the Restricted Group within one year after the Termination Date, and (2) with whom Participant had material business contact in the one year period prior to the Termination Date.
(v)    For purposes of this Agreement:
(A)    “Restricted Group” means, collectively, the Company and the other members of the Company Group and, to the extent engaged in the Business, its affiliates, provided, however, that for the purposes of this definition, an affiliate does not include any portfolio company of The Blackstone Group L.P. or its affiliates (other than the Company and its Subsidiaries).
(B)    “Business” means the business of owning, operating, managing and/or franchising hotel and lodging properties.
(C)    “Competitor” means (x) during the Employment Term and, for a period of six months following the Termination Date, any Person engaged in the Business and (y) during the remaining portion of the Restricted Period, any Person engaged in the Business, including Accor Company, AirBnB Inc., Best Western Company, Carlson Hospitality Company, Choice Hotels International, G6 Hospitality, Host Hotels & Resorts, Inc., Hyatt Hotels Corporation, Intercontinental Hotels Group, LQ Management LLC, Marriott International, Wyndham Worldwide Corporation, and Wynn Ltd.
(b)    It is expressly understood and agreed that although Participant and the Company consider the restrictions contained in this Section 1 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Appendix A is an unenforceable restriction against Participant, the provisions of this Appendix A will not be rendered void but will be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Appendix A is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding will not affect the enforceability of any of the other restrictions contained herein. Notwithstanding the foregoing, if Participant’s principal place of employment on the Date of Grant is located in Virginia, then this Section 1(b) of this Appendix A will not apply following the Termination Date to the extent any such provision is prohibited by applicable Virginia law.
(c)    The period of time during which the provisions of this Section 1 will be in effect will be extended by the length of time during which Participant is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.

(d)    Notwithstanding the foregoing, if Participant’s principal place of employment on the Date of Grant is located in California or any other jurisdiction where any provision of this Section 1 is prohibited by applicable law, then the provisions of this Section 1 will not apply following the Termination Date to the extent any such provision is prohibited by applicable law.

2.	Confidentiality; Non-Disparagement; Intellectual Property; Protected Rights.
(a)    Confidentiality.
(i)    Participant will not at any time (whether during or after the Employment Term) (x) retain or use for the benefit, purposes or account of Participant or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company Group (other than its professional advisers who are bound by confidentiality obligations or otherwise in performance of Participant’s duties during the Employment Term and pursuant to customary industry practice), any non-public, proprietary or confidential information (including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals) concerning the past, current or future business, activities and operations of any member of the Company Group and/or any third party that has disclosed or provided any of same to any member of the Company Group on a confidential basis (“Confidential Information”) without the prior written authorization of the Board or its designee.
(ii)    “Confidential Information” does not include any information that is (a) generally known to the industry or the public other than as a result of Participant’s breach of this covenant; (b) made legitimately available to Participant by a third party without breach of any confidentiality obligation of which Participant has knowledge; or (c) required by law to be disclosed; provided that, unless otherwise provided under applicable law, with respect to subsection (c) Participant is required to give prompt written notice to the Company of such requirement, disclose no more information than is so required, and reasonably cooperate with any attempts by the Company to obtain a protective order or similar treatment.
(iii)    Upon termination of Participant’s employment with the Company Group for any reason, Participant agrees to (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by any member of the Company Group; and (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Participant’s possession or control (including any of the foregoing stored or located in Participant’s office, home, laptop or other computer, whether or not Company Group property) that contain Confidential Information, except that Participant may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.
(b)    Non-Disparagement. During the Employment Term and at all times thereafter (including following the Termination Date), Participant will not intentionally make any statement that criticizes, ridicules, disparages or is otherwise derogatory of any member of the Company Group, or any of their respective officers, directors, stockholders, employees or other service providers, or any product or service offered by any member of the Company Group; provided, however, that nothing contained in this Section 2(b) precludes Participant from providing truthful testimony in any legal proceeding, or making any truthful statement (i) to any governmental agency; (ii) as required or permitted by applicable law or regulation; (iii) as required by court order or other legal process; or (iv) after the Restricted Period, for any legitimate business reason.
(c)    Intellectual Property.
(i)    If Participant has created, invented, designed, developed, contributed to or improved any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials) (“Works”), either alone or with third parties, prior to the commencement of the Employment Term, that are relevant to or implicated by such employment (“Prior Works”), Participant hereby grants the Company a perpetual, non-exclusive, royalty-free, worldwide, assignable, sublicensable license under all rights and intellectual property rights (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) therein for all purposes in connection with the Company Group’s current and future business.
(ii)    If Participant creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during the Employment Term and within the scope of such employment and with the use of any Company Group resources (“Company Works”), Participant will promptly and fully disclose such Company Works to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.
(iii)    Participant will take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company’s rights in the Prior Works and Company Works. If the Company is unable for any other reason, after reasonable attempt, to secure Participant’s signature on any document for this purpose, then Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Participant’s agent and attorney in fact, to act for and in Participant’s behalf and stead to execute any documents and to do all other lawfully permitted acts required in connection with the foregoing.
(iv)    Participant will not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with any member of the Company Group any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Participant agrees to comply with all relevant policies and guidelines of the Company Group that are from time to time previously disclosed to Participant, including regarding the protection of Confidential Information and intellectual property and potential conflicts of interest. Participant acknowledges that any member of the Company Group may amend any such policies and guidelines from time to time, and that Participant remains at all times bound by their most current version from time to time previously disclosed to Participant.
(d)    Protected Rights. Nothing contained in this Agreement limits Participant’s ability to (i) disclose any information to governmental agencies or commissions as may be required by law, or (ii) Participant’s right to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law, or (iii) Participant’s right to receive an award from a Governmental Entity for information provided under any whistleblower program, without notice to the Company. This Agreement does not limit Participant’s right to seek and obtain a whistleblower award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. The Participant will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a U.S. federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If the Participant files a lawsuit for retaliation by an employer for reporting a suspected violation of law the Participant may disclose the trade secret to the attorney of the Participant and use the trade secret information in the court proceeding, if the Participant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. The Participant is not be required to give prior notice to (or get prior authorization from) the Company regarding any such communication or disclosure. Except as otherwise provided in this paragraph or under applicable law, under no circumstance is the Participant authorized to disclose any information covered by the Company’s or any other member of the Company Group’s attorney-client privilege or attorney work product or the Company’s or any other member of the Company Group’s trade secrets without the prior written consent of the Company.
The provisions of Section 2 hereof will survive the termination of Participant’s employment for any reason.
APPENDIX B

HILTON 2017 OMNIBUS INCENTIVE PLAN
PERFORMANCE SHARE AGREEMENT

TERMS AND CONDITIONS FOR NON-U.S. PARTICIPANTS

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan and the Performance Share Agreement. For the avoidance of doubt, all provisions of the Agreement apply to Non-U.S. Participants except to the extent modified by this Appendix B or Appendix C.
1.Responsibility for Taxes. This provision supplements Section 13 of the Performance Share Agreement:
(a)The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Shares, including, but not limited to, the grant, vesting or settlement of the Performance Shares, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Performance Shares to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:
(i) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer;
(ii)Withholding from any cash payment made in settlement of the Performance Shares or dividend equivalents;
(iii)withholding from proceeds of the sale of Shares acquired upon settlement of the Performance Shares either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent); or
(iv)withholding in Shares to be issued upon settlement of the Performance Shares;
provided, however, that if the Participant is subject to Section 16 of the Exchange Act, then the Company will withhold in Shares upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (i), (ii) and (iii) above.
(c)Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested Performance Shares, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
(d)Finally, the Participant agrees to pay to the Company or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, or to make any cash payment upon settlement of the Performance Shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.
(e) Notwithstanding anything to the contrary in the Plan or in Section 13 of the Performance Share Agreement, if the Company is required by applicable law to use a particular definition of fair market value for purposes of calculating the taxable income for the Participant, the Company shall have the discretion to calculate any Shares to be withheld to cover any withholding obligation for Tax-Related Items by using either the price used to calculate the taxable income under applicable law or by using the closing price per Share on the New York Stock Exchange (or other principal exchange on which the Shares then trade) on the trading day immediately prior to the date of delivery of the Shares.
2.    Nature of Grant. This provision supplements Sections 5 and 20 of the Performance Share Agreement:
In accepting the grant of the Performance Shares, the Participant acknowledges, understands and agrees that:
1.the Performance Share grant and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with any member of the Company Group;
2.the Performance Shares and the Shares subject to the Performance Shares, and the income from and value of same, are not intended to replace any pension rights or compensation;
3.unless otherwise agreed with the Company, the Performance Shares and the Shares subject to the Performance Shares, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any member of the Company Group.
4.for purposes of the Performance Shares, the Termination Date shall be the date the Participant is no longer actively providing services to any member of the Company Group (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, the Participant’s right to vest in the Performance Shares under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);
5.unless otherwise provided in the Plan or by the Company in its discretion, the Performance Shares and the benefits evidenced by this Agreement do not create any entitlement to have the Performance Shares or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Company’s Common Stock; and
6.no member of the Company Group shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Performance Shares or of any amounts due to the Participant pursuant to the settlement of the Performance Shares or the subsequent sale of any Shares acquired upon settlement.
3.    Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country, or the broker’s country, or the country in which the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to, directly or indirectly, accept, acquire, sell or attempt to sell or otherwise dispose of Shares, rights to Shares (e.g., Performance Shares), or rights linked to the value of Shares during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws and/or regulations in the applicable jurisdictions or the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before possessing the inside information. Furthermore, the Participant may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.
4.    Foreign Asset/Account Reporting; Exchange Controls. The Participant’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls that may affect the Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Participant’s country.  The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Participant also may be required to repatriate sale proceeds or other cash received as a result of the Participant’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and the Participant is advised to consult his or her personal legal advisor for any details.
5.    Termination of Employment. This provision supplements Section 5(c) of the Performance Share Agreement:
Notwithstanding any provision of the Agreement, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in the Participant’s jurisdiction that likely would result in the favorable treatment that applies to the Performance Shares when the Participant terminates employment as a result of the Participant’s Retirement being deemed unlawful and/or discriminatory, the provisions of Section 5(c) regarding the treatment of the Performance Shares when the Participant terminates employment as a result of the Participant’s Retirement shall not be applicable to the Participant and the remaining provisions of this Section 5 shall govern.

6.    Compliance with Law. Notwithstanding any provision of the Plan or this Agreement, unless there is an exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the Performance Shares prior to the completion of any registration or qualification of the Shares under any U.S. or non-U.S. local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Participant understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, the Participant agrees that the Company shall have unilateral authority to amend the Agreement without the Participant’s consent, to the extent necessary to comply with securities or other laws applicable to the issuance of Shares.

APPENDIX C

HILTON 2017 OMNIBUS INCENTIVE PLAN
PERFORMANCE SHARE UNIT AGREEMENT

COUNTRY-SPECIFIC TERMS AND CONDITIONS

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Plan, the Performance Share Agreement and the Terms and Conditions for Non-U.S. Participants.

Terms and Conditions

This Appendix C includes additional terms and conditions that govern the Performance Shares if the Participant resides and/or works in one of the countries listed below. If the Participant is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which the Participant is currently residing and/or working or if the Participant moves to another country after receiving the grant of the Performance Shares, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Participant.

Notifications

This Appendix C also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2018. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix C as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the Performance Shares vest or the Participant sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.

If the Participant is a citizen or resident of a country other than the one in which the Participant is currently residing and/or working (or if the Participant is considered as such for local law purposes) or if the Participant moves to another country after receiving the grant of the Performance Shares, the information contained herein may not be applicable to the Participant in the same manner.

GENERAL

Terms and Conditions

Settlement of Performance Shares. If, prior to settlement of the Performance Shares, the Participant transfers employment and/or residence from a country in which Performance Shares are settled in Shares pursuant to the terms and conditions set forth in this Appendix C to a country in which Performance Shares are settled in cash, the Performance Shares shall continue to be settled in Shares, unless otherwise determined by the Company, in its discretion.

CHINA

Terms and Conditions

Cash Settlement. Notwithstanding any provision in the Performance Share Unit Agreement and the Terms and Conditions for Non-U.S. Participants to the contrary, any vested Performance Shares and dividend equivalents shall be settled by payment in cash or its equivalent of an amount equal in value to the Shares subject to such Performance Shares and dividend equivalents (using the closing price per Share on the New York Stock Exchange (or other principal exchange on which the Shares then trade) on the trading day immediately prior to the date of settlement). Any references to the issuance of Shares in any documents related to Performance Shares shall not be applicable. Notwithstanding the foregoing, the Company reserves the right to settle Performance Shares and/or dividend equivalents in Shares, in its discretion.

Payment of Proceeds. Any cash payment received by the Participant upon settlement of RSUs will be paid to the Participant through local payroll in China. In no event will payments under the Plan be made to the Participant into an account outside of China.

INDIA

Notifications

Exchange Control Information. The Participant understands that the Participant must repatriate any proceeds from the sale of Shares acquired under the Plan to India within a reasonable period of time (i.e., within 90 days of receipt and any cash dividends received in relation to the Shares must be repatriated within 180 days or as prescribed under applicable Indian exchange control laws, as may be amended from time to time). The Participant will receive a foreign inward remittance certificate (“FIRC”) from the bank where the Participant deposits the foreign currency. The Participant should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. It is the Participant’s responsibility to comply with applicable exchange control laws in India.

Foreign Asset/Account Reporting Information. The Participant is required to declare any foreign bank accounts for which the Participant has signing authority in the Participant’s annual tax return. It is the Participant’s responsibility to comply with applicable tax laws in India. The Participant should consult with the Participant’s personal tax advisor to ensure that the Participant is properly reporting the Participant’s foreign assets and bank accounts.

NETHERLANDS

There are no country-specific provisions.

SINGAPORE

Notifications

Securities Law Information. The grant of Performance Shares is being made to the Participant in reliance on the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that the Performance Shares are subject to section 257 of the SFA and the Participant should not make any subsequent sale in Singapore, or any offer of such subsequent sale of the Shares underlying the Performance Shares, unless such sale or offer in Singapore is made: (1) after 6 months of the grant of the Performance Shares to the Participant; or (2) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Chief Executive Officer and Director Notification Obligation. The Chief Executive Officer (“CEO”), directors, associate directors or shadow directors of a Singapore member of the Company Group are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify such entity in writing within two business days of any of the following events: (i) the acquisition or disposal of an interest (e.g., Performance Shares granted under the Plan or Shares) in the Company or any member of the Company Group, (ii) any change in previously-disclosed interests (e.g., sale of Shares), of (iii) becoming the CEO, a director, associate director or shadow director of a member of the Company Group in Singapore, if the individual holds such an interest at that time.

UNITED ARAB EMIRATES

Notifications

Securities Law Information. Participation in the Plan is being offered only to Eligible Persons and is in the nature of providing equity incentives to Eligible Persons. Any documents related to participation in the Plan, including the Plan, the Agreement and any other grant documents (“Performance Share Documents”), are intended for distribution only to such Eligible Persons and must not be delivered to, or relied on by, any other person. The United Arab Emirates securities or financial/economic authorities have no responsibility for reviewing or verifying any Performance Share Documents and have not approved the Performance Share Documents nor taken steps to verify the information set out in them, and thus, are not responsible for their content.

The securities to which this statement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. The Participant is aware that he or she should, as a prospective stockholder, conduct his or her own due diligence on the securities. The Participant acknowledges that if he or she does not understand the contents of the Performance Share Documents, the Participant should consult an authorized financial advisor.

UNITED KINGDOM

Terms and Conditions

Responsibility for Taxes. This provision supplements Section 13 of the Agreement and Section 1 of the Terms and Conditions for Non-U.S. Participants:

Without limitation to Section 13 of the Agreement and Section 1 of the Terms and Conditions for Non-U.S. Participants, the Participant agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items as and when requested by the Company or the Employer or by Her Majesty’s Revenue and Customs (“HMRC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold on the Participant’s behalf or have paid or will pay to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the Participant understands that he or she may not be able to indemnify the Company for the amount of any Tax-Related Items not collected from or paid by the Participant, in case the indemnification could be considered a loan. In this case, the Tax-Related Items not collected or paid may constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) may be payable. The Participant understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any NICs due on this additional benefit, which may also be recovered from the Participant by any of the means referred to in Section 13 of the Agreement or Section 1 of the Terms and Conditions for Non-U.S. Participants.